Exhibit 99.1

Silicon Valley Software Industry Veteran Joins CallidusCloud’s

Board of Directors

PLEASANTON, CALIF., June 12, 2014 — Callidus Software Inc. (NASDAQ:CALD), the leading provider of sales and marketing effectiveness software, announced today the appointment of Murray Rode, executive vice president and Chief Operating Officer of TIBCO Software Inc., to its board of directors.

Mr. Rode is an experienced business and financial leader in Silicon Valley. He has been with TIBCO since 1995 in a variety of roles, most recently as executive vice president and COO. In his current role, he has cross-functional responsibility for the implementation of TIBCO’s operating plans and strategies and has direct responsibility for a range of functions, including finance, marketing, and corporate development, as well as oversight over several operating groups.  Mr. Rode holds a B.A. from the University of Alberta, Canada.

“I am delighted to welcome Murray Rode as an experienced and current executive of a Silicon Valley software success with over $1 billion in revenue. Murray’s knowledge and experience as COO of TIBCO will be invaluable as CallidusCloud continues on its mission to be a top five cloud company,” said Charles M. Boesenberg, chairman of the board, CallidusCloud.

“It’s exciting to join the board of a leading cloud business like CallidusCloud. Its profitable growth objectives are ambitious and are designed to deliver the best possible outcomes for shareholders, customers and employees,” said Murray Rode.

About CallidusCloud

Callidus Software Inc. (NASDAQ:CALD), doing business as CallidusCloud®, is the leading provider of sales and marketing effectiveness software.  CallidusCloud enables organizations to accelerate and maximize their Lead to Money process with a complete suite of solutions that identify the right leads, ensure proper territory and quota distribution, enable sales forces, automate configure price quote, and streamline sales compensation — driving bigger deals, faster.  Over 2500 leading organizations, across all industries, rely on CallidusCloud to optimize the lead to money process to close more deals for more money in record time.

For more information, please visit www.calliduscloud.com.

©2014. Callidus Software Inc. All rights reserved. Callidus, Callidus Software, the Callidus Software logo, CallidusCloud, the CallidusCloud logo, TrueComp Manager, ActekSoft, ACom3, iCentera, Webcom, Litmos, the Litmos logo, LeadFormix, Rapid Intake, 6FigureJobs and LeadRocket are trademarks, service marks, or registered trademarks of Callidus Software Inc. and its affiliates in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.

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